Exhibit 10.1

EXHIBIT B

RELATIONSHIP AGREEMENT

dated as of

[•]

among

PCS HOLDING AG,

PETER SPUHLER,

and

AEBI SCHMIDT HOLDING AG

TABLE OF CONTENTS

i

RELATIONSHIP AGREEMENT

This RELATIONSHIP AGREEMENT (this “Agreement”), dated as of [●], 2025, is entered into by and among Aebi Schmidt Holding AG, a Swiss Aktiengesellschaft (the “Company”), PCS Holding AG, a Swiss Aktiengesellschaft (“PCS”), Peter Spuhler (“PS” and, together with PCS, the “PCS Parties”, the PCS Parties and each Person that has executed and delivered to the Company a joinder to this Agreement in accordance with Section 3.01(c), each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, the Company, The Shyft Group, Inc., a Michigan corporation (“Shyft”), ASH US Group, LLC, a newly formed Delaware limited liability company and direct, wholly owned Subsidiary of the Company (“Holdco”), and Badger Merger Sub, Inc., a newly formed Michigan corporation and direct, wholly owned Subsidiary of Holdco, have entered into that certain Agreement and Plan of Merger dated as of December 16, 2024 providing for the combination of the businesses of the Company and Shyft under the Company (the “Merger Agreement”); and

WHEREAS, the Shareholders and the Company deem it in their best interests and in the best interests of the Company to enter into this Agreement to set forth their respective rights, duties and obligations in connection with the consummation of the merger contemplated by the Merger Agreement and the ongoing governance of the Company.

NOW, THEREFORE, for good and valuable consideration the sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Article I.

DEFINITIONS

Section 1.01 Definitions.

Capitalized terms used herein and not otherwise defined shall have the meaning set forth in this Article I.

“12.5% Condition” has the meaning set forth in Section 2.02(b).

“15% Condition” has the meaning set forth in Section 2.02(b).

“25% Condition” has the meaning set forth in Section 2.02(b).

“[35]% Condition” has the meaning set forth in Section 2.02(b).

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly, whether through one or more intermediaries or otherwise, controls, is controlled by or is under common control with such Person; provided that, the Company shall not be deemed to be an Affiliate of the PCS Parties and vice versa. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable provisions of constitutions, treaties, statutes, laws (including common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, orders, writs, judgments, awards, injunctions or rulings of any Governmental Authority.

“Articles of Association” means the articles of association of the Company substantially in the form attached to the Merger Agreement and which will be adopted on or prior to Closing, as the same may be amended, modified, supplemented or restated from time to time.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York or Zurich, Switzerland are authorized or required by law to close.

“Change of Control” means any transaction or series of related transactions (as a result of a tender offer, merger, consolidation, reorganization, business combination or otherwise) that (a) results in or is in connection with any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding Common Stock, (b) results in or is in connection with the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company and its Subsidiaries, on a consolidated basis, to any Third Party Purchaser or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Third Party Purchasers (including any liquidation, dissolution or winding up of the affairs of the Company, or any other distribution made, in connection therewith), or (c) results in the then-current holders of Common Stock collectively owning less than a majority of the voting power of the surviving entity immediately following consummation thereof.

“Common Stock” means the [common stock, par value $0.01 per share,] of the Company and any voting securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, or internal reorganization in the form of a merger, consolidation or exchange, or similar transaction.

“Company” has the meaning set forth in the preamble.

“Competitively Sensitive Information” means Confidential Information designated by the general counsel of the Company that is competitively sensitive with respect to the applicable recipient in the reasonable discretion of the general counsel of the Company, including such Confidential Information with respect to profit margins, product and brand costs and profit and loss information, price lists, customer and supplier lists and other customer and supplier specific information, customer contracts, purchase orders, statements of work, plans to increase or reduce production outside of the ordinary course, plans to enter or leave product or geographic markets or similar information, new products plans, purchasing patterns and pricing, supply arrangements, strategic alliances, promotional plans and advertising plans, to the extent that such information is not aggregated, redacted, anonymized or otherwise desensitized. For the avoidance of doubt, information regarding the overall financial performance of the Company or aggregated information that does not include any specific information on any of the matters set forth above shall not be deemed to be Competitively Sensitive Information.

“Conditions” means, collectively, the 12.5% Condition, 15% Condition, 25% Condition, and 35% Condition, and each a “Condition”.

“Confidential Information” means all confidential and proprietary information and data of the Company or any of its Subsidiaries disclosed or otherwise made available to any Shareholder or any Representative (in such Person’s capacity as such) thereof (together, for this purpose, a “Recipient”) pursuant to the terms of this Agreement, whether disclosed electronically, orally or in writing or through other methods made available to the Recipient. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information will not include any information (a) already in the public domain at the date of the transmission to the Recipient, or which has become generally available to the public other than as a result of a disclosure by the Recipient in breach of this Agreement, (b) in the Recipient’s possession and which is not, or was not at the time of acquisition of possession, to the Recipient’s actual knowledge, covered by any confidentiality agreements between the Recipient, on the one hand, and the Company or any of its Subsidiaries, on the other hand, or (c) which the Recipient may receive on a non-confidential basis from a third party and which is not, to the Recipient’s actual knowledge, covered by a confidentiality agreement with the Company or any of its Subsidiaries.

“Closing” has the meaning ascribed to such term in the Merger Agreement.

“Effective Time” has the meaning ascribed to such term in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi- governmental authority (to the extent that the rules, regulations or orders of such organization or authority are binding), or any arbitrator, court or tribunal of competent jurisdiction.

"Gebuka" means Gebuka AG, a Swiss corporation (Aktiengesellschaft) and its Affiliates.

“Joinder Agreement” means the joinder agreement in the form and substance of Exhibit A attached hereto.

“Lock-up Period” has the meaning set forth in Section 3.01(a).

“GSC Charter” means the charter of the Governance and Sustainability Committee of the Company, substantially in the form attached as Exhibit [F] to the Merger Agreement and which will be adopted on or prior to Closing, as the same may be amended, modified, supplemented or restated from time to time.

“Member of the Immediate Family” means, with respect to any Person that is a natural person, each parent, spouse or child or other descendants of such individual (including by adoption), each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in their capacity as such custodian or guardian.

“Merger Agreement” has the meaning set forth in the preamble.

“Overlapping Business” means any Person that offers products or services that directly compete with products or services offered by the Company in the same geographic area (“Competing Products”), which Competing Products generate annual revenue that is at least 10% of the consolidated annual revenue of the Company.

“Outstanding Shares” means the Company's outstanding shares as specified in the commercial register of the Company from time to time, excluding any treasury shares of the Company held by the Company or its Subsidiaries within the meaning of art. 659 ff. of the Swiss Code of Obligations.

“PCS Board Representatives” has the meaning set forth in Section 2.02(b).

“PCS Independent Director” has the meaning set forth in Section 2.02(b).

“PCS Nominated Director” has the meaning set forth in Section 2.02(b).

“PCS Parties” has the meaning set forth in the preamble.

“Permitted Transferee” means (i) with respect to any Shareholder that is an entity, (x) a Subsidiary of such Shareholder (excluding, for the avoidance of doubt, any Portfolio Company of such Shareholder), or (y) the beneficial owner of 100% of the issued and outstanding equity interests of such Shareholder and (ii) with respect to any Shareholder that is an individual, (a) by gift to, or for the benefit of, any Member of the

Immediate Family of such Shareholder, (b) to a trust or other estate planning vehicle for the benefit of such Shareholder and/or any Member of the Immediate Family of such Shareholder, so long as such Shareholder retains sole and exclusive control over the voting and disposition of the applicable shares of Common Stock (c) upon the death of such Shareholder, by the will or other instrument taking effect at death of such Shareholder or by Applicable Laws of descent and distribution to such Shareholder’s estate, executors, administrators and personal representatives, and then to such Shareholder’s heirs, legatees or distributes or (d) to an entity in which such shareholder beneficially owns 100% of the issued and outstanding equity interests.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Portfolio Company” means, with respect to any Person, a portfolio company of such Person that is not controlled by such Person.

“Registration Rights Agreement” has the meaning set forth in Section 3.01(d).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“SEC” has the meaning set forth in Section 2.03(a)(iii).

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders” has the meaning set forth in the preamble.

“Subsidiary” means, with respect to any Person, (i) any entity of which such person, directly or indirectly, owns (A) securities or other ownership interests having ordinary voting power to elect a majority of the board or other governing body of directors or other Person or body performing similar functions or (B) more than 50% of the outstanding equity or financial interests or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, is not a Shareholder or an Affiliate of a Shareholder.

“Top-Up Event” means an event that results in the PCS Parties not satisfying the 35% Condition, the 25% Condition, the 15% Condition or the 12.5% Condition, respectively, provided that, for the avoidance of doubt, a Top-Up Event will exclude any of the foregoing to the extent it results from any Transfer of shares of Common Stock and other equity securities of the Company by the PCS Parties or any of their Permitted Transferees.

“Trading Day” means any day on which the Nasdaq Capital Market (or any successor thereto) is open for regular trading of shares of Common Stock.

“Trading Period” means a period beginning on the Trading Day following a Top-Up Event and ending on the date following which at least 60 Trading Days have occurred.

“Transfer” means to, directly or indirectly, offer, sell, transfer, assign, donate, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, donation, pledge, encumbrance, hypothecation or similar disposition of, any Common Stock owned by a Person or any interest (including a beneficial interest) in any Common Stock owned by a Person, including establishing or increasing a put equivalent position, liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Exchange Act, transferring of any interest in any direct or indirect holding company holding shares of Common Stock or through the issuance and redemption by any such holding company of its interest, or depositing into a voting trust or enter into a voting agreement or arrangement with respect to any such interests or grant any proxy or power of attorney with respect to, any shares of Common Stock beneficially owned by such Shareholder.

Article II.

CONFIDENTIALITY; BOARD DESIGNATION; STANDSTILL; ACCESS TO INFORMATION

Section 2.01 Confidentiality.

(a)	Each Shareholder will, and will cause its Representatives to, (i) keep confidential all Confidential Information and not disclose or reveal any such information to any Person without the prior written consent of the Company, other than to such Shareholder’s Representatives whom such Shareholder determines in good faith need to know such information solely for the purpose of evaluating, monitoring or taking any other action with respect to the investment by such Shareholder in the Company, and (ii) cause its Representatives to observe the terms of this Section 2.01 as if they were parties to this Agreement; provided, however, that nothing herein will prevent any Shareholder from disclosing any information that is required to be disclosed by Applicable Law so long as, prior to such disclosure, such Shareholder, unless prohibited by Applicable Law, notifies the Company of any such disclosure, uses reasonable best efforts to limit the disclosure to only those portions that are required to be disclosed under such Applicable Law and maintains the confidentiality of such other information to the maximum extent permitted by Applicable Law. Each Shareholder shall be responsible for any breach of this Section 2.01 by any of its Representatives to whom a disclosure is made.

(b)	In furtherance and not in limitation of the foregoing, each PCS Board Representative shall be permitted to share Confidential Information with PCS or its Representatives, to the extent that such Confidential Information is necessary for PCS and its Representatives either (i) for the purposes set forth in clauses (i)-(iii) of Section 2.04(a), or (ii) to the extent necessary for such PCS Board Representative to consult with PCS or its Representatives on any matters considered by the Board;

provided, however, that in extraordinary circumstances to protect and maintain the legitimate interests of the Company or its shareholders, the Company (acting through the Board) may prohibit the disclosure of such information on a case-by-case basis. For the avoidance of doubt, the PCS Board Representatives shall at all times perform their duties as members of the Board in compliance with Applicable Law and promptly disclose any conflicts of interest that may arise out of their communications or coordination with the Shareholders to the Board; and

provided, further, that, under no circumstances shall any PCS Board Representative or PCS be permitted to share Confidential Information, directly or indirectly, with (i) any Portfolio Company of PCS or any of its Affiliates (including through their respective Representatives), or (ii) any Person who holds a management position in (x) a Portfolio Company of PCS or any of its Affiliates or (y) an Affiliate of PCS, in each case, that is an Overlapping Business. PCS agrees on behalf of itself and its Affiliates that any Person who receives Competitively Sensitive Information pursuant to this Agreement will not, until the date that is twelve months following the latest time at which any such Person received such Competitively Sensitive Information, hold a management position in (x) any Portfolio Company of PCS or any of its Affiliates or (y) an Affiliate of PCS, in each case, that is an Overlapping Business.

(c)	Except in the extraordinary circumstances described above in the first proviso of Section 2.01(b)or where it is, in the determination of the PCS Board Representatives, contrary to Applicable Law, a conflict of interest or otherwise inappropriate to consult with PCS, PCS may provide guidance and may advise the PCS Board Representatives on any material matters considered by the Board in a manner that ensures that PCS’ strategic views are made known to, and can be appropriately considered by, the Board.

(d)	The restrictions set forth in this Section 2.01 shall survive until the date that is two years after the date on which the 12.5% Condition is no longer satisfied (without prejudice to any ongoing restrictions under Applicable Law).

(e)	Notwithstanding anything to the contrary in the foregoing, the parties hereto acknowledge that each Shareholder and its Affiliates, partners, officers and employees may serve as directors (or in similar roles) of Portfolio Companies of PCS or its Affiliates (“Dual Role Persons”), and such Shareholder shall not be deemed to be in breach of its obligations in this Section 2.01, and any such Portfolio Company will not be deemed to have received Confidential Information, solely due to the dual role of any such Dual Role Person so long as such Dual Role Person does not (i) provide or otherwise communicate any Confidential Information to such Portfolio Company or the directors, officers, employees, consultants or advisors of any such Portfolio Company, other than another Dual Role Person, (ii) direct or encourage such Portfolio Company to act with respect to any Confidential Information or (iii) use such Confidential Information other than in connection with evaluating, monitoring or taking any other action with respect to the investment by such Shareholder in the Company; provided that no officer or employee of any Shareholder or any of its Affiliates who has received any Competitively Sensitive Information may serve as director (or in similar role) of any Portfolio Company of PCS or any of its Affiliates or any Affiliate of PCS that is an Overlapping Business for as long as such information received remains Competitively Sensitive Information.

(f)	Notwithstanding anything to the contrary provided herein, no partner, officer or employee of any Shareholder or any of their respective Affiliates may serve as a director (or in similar role) of a Portfolio Company of any Shareholder or any of its Affiliates or any Affiliate of such Shareholder that is an Overlapping Business (provided that, for purposes of this Section 2.01(e), the reference to “is at least 15%” in the definition of Overlapping Business shall be deemed to be a reference to “represents any”), and serve as a PCS Board Representative.

(g)	Nothing in this Section 2.01 shall prohibit any Shareholder or any of its Affiliates from acquiring or owning securities or other investments in any Overlapping Business.

Section 2.02 Board Composition and Designation.

(a)	Subject to Applicable Law, the parties shall consider in good faith a reduction of the size of the Board to nine directors from and after the Annual General Meeting of the Company of calendar year 2026 with the objective of having a Board consist of directors that (x) are appropriately skilled and experienced considering the integration needs of the Company at such time and the Company’s status as a Swiss entity (and is otherwise complementary in respect of the then-existing needs of the Board), and (y) otherwise comply with any best practices or guidelines contained in the GSC Charter. The Parties shall work in good faith with the chairman of the Governance and Sustainability Committee regarding the Company’s efforts to maintain an overall board composition, including in respect of any minority groups, that complies with any best practices or guidelines contained in the GSC Charter or issued by proxy advisory firms of recognized national standing. In no event will the size of the Board be (i) less than nine and (ii) more than eleven during the period that PCS has director designation rights under this Agreement.

(b)	From and after the date hereof, PCS shall have the right to designate for nomination by the Governance and Sustainability Committee for approval and recommendation to Company’s stockholders by the Board, and the Parties shall each use their respective reasonable best efforts to have elected to the Board at any annual or special meeting of the Company’s stockholders, for so long as the PCS Parties, together with their Affiliates and respective Permitted Transferees, beneficially own:

(i)	at least [35][1]% of the Outstanding Shares of Common Stock (the “35% Condition”): four individuals who satisfy the director qualification criteria set forth in the GSC Charter of the Company (each such individual, a “PCS Nominated Director”), one of whom shall qualify as an independent director pursuant to Rule 5605(a)(2) of the Nasdaq Rules (such independent PCS Nominated Director, the “PCS Independent Director”, and the non-independent PCS Nominated Directors, the “PCS Board Representatives”);

(ii)	at least 25% but less than [35]% of the Outstanding Shares of Common Stock (the “25% Condition”): three PCS Nominated Directors, none of whom shall need to be a PCS Independent Director;

(iii)	at least 15% but less than 25% of the Outstanding Shares of Common Stock (the “15% Condition”): two PCS Nominated Directors, none of whom shall need to be a PCS Independent Director; and

(iv)	at least 12.5% but less than 15% of the Outstanding Shares of Common Stock (the “12.5% Condition”): one PCS Nominated Director who shall not need to be a PCS Independent Director;

provided that, for the avoidance of doubt, subject to any remediation rights pursuant to Section 2.03(b): (i) once the 35% Condition is not satisfied, the PCS Parties shall no longer have the right to require the Company to nominate four PCS Nominated Directors even if the PCS Parties, together with their respective Permitted Transferees subsequently beneficially own at least 35% of the Outstanding Shares of Common Stock, (ii) once the 25% Condition is not satisfied, the PCS Parties shall no longer have the right to require the Company to nominate three PCS Nominated Directors even if the PCS Parties, together with their respective Permitted Transferees subsequently beneficially own at least 25% of the Outstanding Shares of Common Stock, (iii) once the 15% Condition is not satisfied, the PCS Parties shall no longer have the right to require the Company to nominate two PCS Nominated Directors even if the PCS Parties, together with their respective Permitted Transferees subsequently beneficially own at least 15% of the Outstanding Shares of Common Stock, and (iv) once the 12.5% Condition is not satisfied, the PCS Parties shall no longer have the right to require the Company to nominate one PCS Nominated Directors even if the PCS Parties, together with their respective Permitted Transferees subsequently beneficially own at least 12.5% of the Outstanding Shares of Common Stock;

provided, further, for the avoidance of doubt, that if none of the 35% Condition, 25% Condition, 15% Condition nor the 12.5% Condition are satisfied, (x) PCS shall not have the right to designate any Person for nomination by the Governance and Sustainability Committee for approval and recommendation to Company’s stockholders by the Board, and (y) the Parties shall have no obligation to have such nominee elected to the Board at any annual or extraordinary meeting of the Company’s stockholders.

(c)	Promptly following (x) if a Top-Up Event has not occurred, the occurrence of any event that causes the applicable Condition not to be satisfied, or (y) if a Top-Up Event has occurred and the applicable Condition is not satisfied immediately following the end of a Trading Period following a Top-Up Event, the PCS Parties shall cause the applicable number of PCS Nominated Directors (if any) to promptly tender their resignations from the Board and any committee of the Board on which such PCS Nominated Directors then sit to the extent necessary to ensure that the number of PCS

1 To be adjusted downwards throughout the Agreement and the Articles of Association to reflect PCS's actual percentage at Closing if such percentage is below 35%.

Nominated Directors then serving on the Board do not exceed the number of PCS Nominated Directors that the PCS Parties would then be entitled to designate for nomination pursuant to this Section 2.02. If at any time following a PCS Nominated Directors’ appointment to the Board, such PCS Nominated Directors no longer satisfies the director qualification criteria set forth in the GSC Charter, then the PCS Parties shall cause such PCS Nominated Director to promptly resign from the Board.

(d)	If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the Board with respect to a PCS Nominated Director, then (i) PCS may designate another individual who (x) satisfies the director qualification criteria set forth in the GSC Charter, and (y) if such PCS Nominated Director is a PCS Independent Director, who also qualifies as independent director pursuant to Rule 5605(a)(2) of the Nasdaq Rules (the “Replacement Nominee”), to fill such vacancy and serve as a PCS Board Representative or a PCS Independent Director, as applicable, and (ii) the Parties shall each use their respective reasonable best efforts to have the applicable Replacement Nominee elected to the Board at an annual or special meeting of the Company’s stockholders as promptly as reasonably practicable.

(e)	Until the Replacement Nominee is elected, PCS will have the right, but not the obligation, to designate the Replacement Nominee or another representative that satisfies the qualification criteria for a Replacement Nominee pursuant to the preceding Section 2.02(d) to attend, as a non-voting observer (an “Observer”), meetings of the Board and, such Observer shall (i) be entitled to participate, without voting rights, in all Board meetings; (ii) receive the same information and materials as the other Board members; (iii) be invited to meetings at the same time as the other Board members; and (iv) be entitled to the same expense reimbursement as the other Board members, in each case to the extent permitted under Applicable Law; provided that in the sole discretion of the Board, such Observer may be excluded from all or part of any meetings, or from access to any information, if such Observer’s attendance or access would be reasonably likely to result in the waiver of attorney-client privilege or attorney work product protection as between the Company or its Subsidiaries and its counsel. Subject to Applicable Law, Section 2.01 and any other restrictions determined by the Board from time to time, such Observer may share the information specified in clause (ii) of the immediately preceding sentence with PCS.

(f)	For the avoidance of doubt, subject to Section 2.02(a), (b) and (g), all of the members of the Board shall be nominated by the Governance and Sustainability Committee for approval and recommendation to the Company’s stockholders by the Board.

(g)	The chairperson of the Board ("Chair") shall, immediately after Closing, be [•]. Following the Closing, the individual to be proposed to the shareholders’ meeting for election as the Chair shall, following nomination by the Governance and Sustainability Committee, be proposed and recommended to the shareholders by the Board. For the avoidance of doubt, the Board shall duly consider the nomination of the Chair by the Governance and Sustainability Committee and make such proposal and recommendation to the shareholders in its discretion. For so long as the 12.5% Condition is satisfied, before making any such nomination, the Governance and Sustainability Committee shall consult with PCS with respect to the identity of the Chair; provided that, the PCS Parties acknowledge and agree that the Chair and the Chief Executive Officer of the Company shall be different individuals.

Section 2.03 Standstill Restrictions.

(a)	From the date of this Agreement and until the second anniversary of the date of this Agreement (the “Standstill Period”), each Shareholder shall not, and shall cause all of its respective Affiliates not to, directly or indirectly through another Person, without the prior written approval of the Board (which shall be approved by at least three quarters of all members of the Board, in each director’s sole discretion; it being understood that the PCS Nominated Directors need not recuse themselves for such decision of the Board):

(i)	acquire, agree to acquire, propose, seek or offer to acquire or announce the intention to acquire, or knowingly facilitate the acquisition or ownership of (whether publicly or otherwise and whether or not subject to conditions) any equity securities, loans, debt securities or assets of the Company or any of its Subsidiaries, or any warrant, option or other direct or indirect right to acquire any such securities, loans or assets;

(ii)	enter into, agree to enter into, propose, or seek or offer to enter into or knowingly facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction (including a Change of Control) involving the Company or any of its Subsidiaries;

(iii)	initiate, knowingly encourage, make, or in any way participate or engage in, any “solicitation” of “proxies” as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”) to vote, or seek to advise or influence any Person (other than any Permitted Transferees) with respect to the voting of, any voting securities of the Company (including, for the avoidance of doubt, indirectly by means of communication with the press or media), in each case, other than in a manner in accordance with the recommendation of the Board;

(iv)	file with the SEC a proxy statement or any supplement thereof or any other soliciting material in respect of the Company or its shareholders that would be required to be filed with the SEC pursuant to Rule 14a-12 or other provisions of the Exchange Act;

(v)	nominate or recommend for nomination a person for election at any shareholder meeting of the Company at which directors of the Board are to be elected, other than pursuant to Section 2.02;

(vi)	submit any shareholder proposal for consideration at, or bring any other business before, any shareholder meeting of the Company;

(vii)	initiate, knowingly encourage, or actively participate or engage in, any “withhold” campaign with respect to any shareholder meeting of the Company;

(viii)	form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company, other than with the Permitted Transferees;

(ix)	call, request the calling of, or otherwise seek or assist in the calling of an extraordinary meeting of the stockholders of the Company or make shareholder proposals to an (annual or extraordinary) meeting of the stockholders, unless in connection with the election of the Replacement Nominee to the Board pursuant to the terms and conditions of Section 2.02(d);

(x)	otherwise act, alone or in concert with others, to seek to control the management of the Company;

(xi)	disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing;

(xii)	take any action (except as expressly permitted herein) that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger or other extraordinary transaction described in this Section 2.03 with it or any of its Affiliates; or

(xiii)	advise, assist or knowingly encourage or enter into any negotiations, agreements or arrangements with any other Persons (other than any Permitted Transferees) in connection with the foregoing (provided, that this paragraph (l) shall not restrict a Shareholder’s ability to Transfer its Common Stock in accordance with Section 3.01);

provided that the foregoing limitations will (i) in no way limit the activities of any Person appointed to the Board pursuant to this Agreement taken in his or her capacity as a director of the Company, including the acceptance by such Person of any compensation offered by the Company, (ii) not preclude the exercise of any pre-emptive subscription rights set forth in the Articles of Association, rights received as a dividend or other distribution in a rights offering or other issuance in respect of any Common Stock beneficially owned by the Shareholders, (iii) not limit any Shareholder or any of its Affiliates from participating in any auction process initiated by the Company or any of its Subsidiaries with respect to its assets in which the Company has invited in writing such Shareholder or any of its Affiliates to participate, and (iv) not prevent any PCS Party from forming, and reporting as, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any immediate family member of PS with respect to any voting securities of the Company, in which case such immediate family member shall be deemed an Affiliate of PS for purposes of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 2.03 shall be inoperative and of no force or effect if the Company enters into a definitive agreement providing for a Change of Control.

(b)	If after the date hereof any Top-Up Event occurs:

(i)	during the Trading Period following such Top-Up Event, Section 2.03(a) shall not prohibit PCS from acquiring, agreeing to acquire, proposing, seeking or offering to acquire any shares of Common Stock, and each such PCS Party shall be permitted to take such actions, solely with respect to a sufficient number of shares of Common Stock in order to reverse the effect of any dilution to the PCS Parties resulting from the Top-Up Event (and not, for the avoidance of doubt, any shares of Common Stock in excess of such number);

(ii)	during the Trading Period following such Top-Up Event, the PCS Parties may continue to designate the applicable number of PCS Nominated Director pursuant to Section 2.02(b) and shall not be obligated to cause any PCS Nominated Director to resign pursuant to Section 2.02(d); and

(iii)	the rights and obligations of the PCS Parties arising from their ownership of shares of Common Stock that were in effect prior to any Top-Up Event shall continue to be in effect following the end of such Trading Period so long as the PCS Parties own shares of Common Stock at the end of such Trading Period equal to or greater than the applicable Condition; provided that, for the avoidance of doubt, to the extent the PCS Parties’ exercise of (or failure to exercise) any rights set forth in this Section 2.03(c) in connection with a Top-Up Event does not cause the number of shares of Common Stock owned by the PCS Parties to exceed the applicable Condition at the end of the Trading Period following such Top-Up Event, the PCS Parties shall no longer have the designation rights set forth in Section 2.02 in respect of such Condition from and after the end of such Trading Period (irrespective of any future exercise of Top-Up Rights or any other rights under this Agreement).

Section 2.04 Access to Information.

(a)	To the extent legally permissible and subject to Section 2.01, the Company shall provide or procure that each Shareholder is promptly provided with any financial, accounting, taxation and other information and records of, or confirmations from, the Company and any of its Subsidiaries reasonably requested by such Shareholder (the “Company Information”), to the extent that such information is necessary for the Shareholder: (i) to monitor and evaluate its investment in the

Company and to account appropriately for its investment in the Company in its accounts; (ii) to comply with any financial, regulatory or other reporting obligations under Applicable Law; and (iii) to comply with any applicable legal, regulatory, tax and/or accounting requirements (including any requests from regulatory or governmental bodies with jurisdiction over such Shareholder), including the completion of any tax return, compilation or filing as required by Applicable Law any inquiry from a tax authority.

(b)	Each Board member shall be entitled to receive all of the information distributed to other members of the Board (including, but not limited to, drafts of all written consent resolutions to be reviewed and approved by the Board), and, generally, will have access to the same information as other members of the Board. Subject to Section 2.01, each PCS Board Representative will be entitled to share any information received in the preceding sentence with the PCS Parties for so long as the 12.5% Condition is met and so long such action would not be reasonably likely to result in the waiver of attorney-client privilege or attorney work product protection as between the Company or its Subsidiaries and its counsel.

Article III.

RESTRICTIONS ON TRANSFER

Section 3.01 General Restrictions on Transfer.

(a)	Except as permitted by Section 3.01(b) until the date that is the third anniversary of this Agreement (the "Lock-up Period"), each Shareholder will not, and will cause each of its Permitted Transferees not to Transfer, without the prior written approval by the Board (provided, that the PCS Board Representatives shall not participate in such decision), any Common Stock beneficially owned by the PCS Parties, together with their respective Permitted Transferees, except

(i)	following the date that is 6 months after the date of this Agreement, in a registered sale under a joint registration statement filed pursuant to the Registration Rights Agreement together with Gebuka, no more than 5% of the total outstanding Common Stock (on a combined basis together with Gebuka);

(ii)	following the date that is the first anniversary of the date of this Agreement, in a registered sale under a joint registration statement filed pursuant to the Registration Rights Agreement together with Gebuka, no more than an additional 5% of the total outstanding Common Stock (on a combined basis together with Gebuka); provided that, for the avoidance of doubt, the Shareholders and their Permitted Transferees shall not be permitted to Transfer in excess of an aggregate number of shares of Common Stock equal to 10% of the total outstanding Common Stock pursuant to clauses (i) and (ii) of this Section 3.01(a); and

(iii)	following the date that is the second anniversary of the date of this Agreement, together with Gebuka and in a registered sale under a joint registration statement filed pursuant to the Registration Rights Agreement or a sale pursuant to Rule 144 promulgated under the Securities Act, such number of shares of Common Stock that would result in (x) the PCS Parties, together with their respective Permitted Transferees, beneficially owning no less than 15% of the total outstanding Common Stock, and (y) Gebuka, together with its Permitted Transferees, beneficially owning no less than 5% of the total outstanding Common Stock.

(b)	The provisions of Section 3.01(a) shall not apply to any Transfer by any Shareholder or its Permitted Transferees (i) of all (or a portion of) of its Common Stock to a Permitted Transferee,

(ii) pursuant to a liquidation, merger, stock sale, consolidation or other business combination of the Company with a Person that is unaffiliated with the Shareholders, (iii) by virtue of marital property law (eheliches Güterrecht), (iv) of the number of shares of Common Stock, or any portion thereof, acquired after the Effective Date not in breach of this Agreement, or (v) solely in connection with the pledging of any Common Stock or any exercise of lender’s rights or remedies, including any subsequent Transfer by such lender, pursuant to any loan agreement with a bona fide financial institution, provided that, during such time as PS is on the Board, any such pledge must be approved in advance by at least three quarters of all members of the Board, in each director’s sole discretion, it being understood that PS and the PCS Nominated Directors need not recuse themselves for such decision of the Board:. For the avoidance of doubt, any exercise of any lender’s rights and/or remedies under any such loan agreement and any transfer following any exercise of such remedies shall not be limited or restricted by any provision of this Agreement.

(c)	Prior notice shall be given to the Company by the transferor of any Transfer permitted by this Section 3.01 (whether or not to a Permitted Transferee) of any Common Stock at least three Business Days prior to the date of any such Transfer, except in case of a sale pursuant to Rule 144 promulgated under the Securities Act. Prior to or concurrently with the consummation of any Transfer, the applicable Shareholder shall cause the transferee that is a Permitted Transferee to execute and deliver to the Company a Joinder Agreement and agree to be bound by the terms and conditions of this Agreement as a Shareholder (provided that, the applicable transferring Shareholder shall continue to be liable hereunder for any failure of the transferee that is a Permitted Transferee to comply with any provisions of this Agreement). Upon any Transfer by any Shareholder of any of its Common Stock permitted by this Section 3.01 to a Permitted Transferee, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor thereof.

(d)	Concurrently with the signing of this Agreement, the Company, the Shareholders and Gebuka shall enter into a registration rights agreement, the key terms of which are summarized in Exhibit B to this Agreement (the “Registration Rights Agreement”).

(e)	Notwithstanding any other provision of this Agreement, each Shareholder agrees that it will not, directly or indirectly, Transfer any of its Common Stock (i) except as permitted under the Securities Act and other applicable federal or state securities laws, (ii) if it would cause the Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended, or (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974, as amended, or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(f)	Notwithstanding any other provision of this Agreement, during the Lock-Up Period, each Shareholder shall not, and shall cause each of its Permitted Transferees not to, Transfer shares of Common Stock (ii) from the date hereof until the one-year anniversary of the date hereof, constituting more than 2% of the then-Outstanding Shares of Common Stock in any 90-day period in a block trade, and (iii) from the one-year anniversary of the date hereof until the two-year anniversary of the date hereof, constituting more than 5% of the then-Outstanding Shares of Common Stock in any 90-day period in a block trade.

Section 3.02 Transfer of Governance and Other Rights. Notwithstanding anything else to the contrary in this Agreement, no Shareholder or any of its Permitted Transferees may Transfer any rights, remedies, obligations or liabilities specifically granted to such Person under this Agreement (including any board designation rights under Article II) to any Person and no such rights, remedies, obligations and liabilities shall inure to the benefit of any such Person. For the avoidance of doubt, no Person other than the

Company, a PCS Board Representatives (solely under Section 2.01(b), or a PCS Party may exercise any rights or remedies under this Agreement.

Article IV.

AGREEMENT TO VOTE OR CONSENT

Section 4.01 Vote Neutralization.

From and after the date hereof, for so long as the 12.5% Condition is satisfied, at any annual or extraordinary meeting of holders of capital stock of the Company, or in any action by written consent by such holders, at which directors of the Board are to be elected, each PCS Party shall abstain from voting, or cause to abstain from voting, all of its shares of Common Stock in respect of the election of any director nominated by the Governance and Sustainability Committee that is not a PCS Nominated Director. For the avoidance of doubt, such requirement to abstain from voting includes a requirement to submit a vote of “abstention” at any annual or extraordinary meeting of holders of capital stock of the Company. Notwithstanding the foregoing, the PCS Parties shall not be required to abstain from voting any of their respective shares of Common Stock in respect of the election of any Chair (i) that has not been nominated by the Governance and Sustainability Committee and proposed and recommended by the Board, or (ii) for so long as the PCS Parties beneficially own 100% of the shares of Common Stock and other equity securities of the Company that such Persons hold as of the date of this Agreement, that has been nominated by the Governance and Sustainability Committee and proposed and recommended by the Board if the Governance and Sustainability Committee as not (a) duly considered PCS' recommendations with respect to the identity of the Chair, as reasonably determined in good faith by PCS, or (b) consulted with PCS with respect to the identity of the Chair in accordance with Section 2.02(g).

Article V.

REPRESENTATIONS AND WARRANTIES

Section 5.01 Shareholder Representations and Warranties.

Each Shareholder represents and warrants to the Company and each other Shareholder that:

(a)	If such Shareholder is not a natural person, such Shareholder is an entity duly organized and validly existing under the laws of the jurisdiction of organization.

(b)	Such Shareholder has the legal capacity and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(c)	If such Shareholder is not a natural person, the execution and delivery of this Agreement, the performance by such Shareholder of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other company action of such Shareholder.

(d)	This Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority (other than the filing of any required reports with the SEC).

(e)	The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) if such Shareholder is not a natural person, conflict with or result in any violation or breach of any provision of any of the organizational documents of such Shareholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which such Shareholder is a party.

(f)	Except for this Agreement, such Shareholder is not bound by any other agreements or arrangements of any kind with any other party with respect to the Common Stock, including agreements or arrangements with respect to the acquisition or disposition of the Common Stock or any interest therein or the voting of the Common Stock (regardless of whether or not such agreements and arrangements are with the Company or any other Shareholder).

Article VI.

TERM AND TERMINATION

Section 6.01 Entry into Force.

(a)	This Agreement shall be effective immediately following the Effective Time.

Section 6.02 Termination.

(a)	This Agreement shall terminate upon the earliest of: (a) with respect to each Shareholder, the date on which such Shareholder or any of their Permitted Transferee(s) (together with its Affiliates) no longer satisfies the 12.5% Condition, (b) following a written notice to the Company by a PCS Party, at any time after the date that is the 4-year anniversary of this Agreement with 6-month written notice to all other Parties, (c) the liquidation or winding up of the Company; or (d) upon the written agreement of the Company and the Shareholders; provided that, for the avoidance of doubt, the sections listed in Section 6.03(b) shall survive termination of this Agreement for the durations specified therein.

(b)	Unless terminated earlier pursuant to Section 6.02 (a), this Agreement shall be effective from immediately following the Effective Time and shall continue to be effective and in force for an initial fixed term of twenty years. Thereafter, this Agreement shall continue to be in effect for successive period of five years unless terminated by any Party (x) upon 6-month' prior written notice to all other Parties prior to the conclusion of any such twenty-year or five-year period, or (y) pursuant to Section 6.02(a).

Section 6.03 Effect of Termination.

(a)	The termination of this Agreement shall terminate all further rights and obligations of the Parties under this Agreement except that such termination shall not effect: (i) the existence of the Company; (ii) the obligation of any party hereto to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination; (iii) the rights which any Shareholder may have by operation of law as a Shareholder; or (iv) the rights contained herein which are intended to survive termination of this Agreement.

(b)	The following provisions shall survive the termination of this Agreement: (i) this Section 6.03 and Section 7.02, Section 7.09, and Section 7.10 shall survive the termination of this Agreement in perpetuity or until the latest date permitted by Applicable Law, and (ii) Section 2.01 shall survive the termination of this Agreement until the date that is two years after the date on which the 12.5% Condition is no longer satisfied (subject to any additional restrictions under Applicable Law).

Article VII.

MISCELLANEOUS

Section 7.01 Expenses.

Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

if to the Company:

[Company]
[Address]
[Attention:]
[Email:]

if to the Shareholders, the applicable address set forth below their names on the signature pages attached hereto.

Section 7.03 Interpretation.

For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 7.04 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 7.05 Entire Agreement.

This Agreement, the Articles of Association, the GSC Charter and the Merger Agreement constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 7.06 Amendment and Modification; Waiver; Form.

(a)	This Agreement, including this Section 7.06, may only be amended, modified or supplemented by an agreement in writing by the Company and the Shareholders. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(b)	To the extent permitted by Applicable Law, this Agreement may be signed in person or by means of electronic signature or e-signature, be it a qualified or simple (non-recognized) electronic signature (including DocuSign), or by other physical or electronic addition of a signature. This Agreement may be delivered by electronic transmission (e.g., email delivery in .pdf format or similar format). Any copy so signed and delivered shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof signed and delivered in person.

Section 7.07 Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, to the extent permitted under Article III hereof.

Section 7.08 No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that, the PCS Board Representatives are express third-party beneficiaries of, are intended to benefit from, and may enforce their rights under Section 2.01(b) (echter Vertrag zugunsten Dritter).

Section 7.09 Governing Law; Jurisdiction.

(a)	This Agreement shall, in all respects, be governed by and construed in accordance with Swiss law, without giving effect to Swiss conflict of laws rules.

(b)	Any dispute, controversy, or claim arising out of, or in relation to, this contract, including regarding the validity, invalidity, breach, or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Centre in force on the date on which a notice of arbitration is submitted in accordance with those Rules. The number of arbitrators shall be three. The seat of the arbitration shall be in Zurich, Switzerland. The arbitration proceedings shall be conducted in English.

Section 7.10 Actions by the Company. Any actions, including any decisions, waivers, requests or consents, to be taken or made by the Company under this Agreement shall only be made with the prior approval of the Board (provided, that the PCS Board Representatives shall not participate in such decision).

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Company: AEBI SCHMIDT HOLDING AG

By:
Name:
Title:

Shareholders: PCS HOLDING AG

By:
Name:
Title:

PETER SPUHLER

[Signature Page to Relationship Agreement]

Exhibit A

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Relationship Agreement dated as of [•] (as the same may be amended from time to time, the “Relationship Agreement”) by and among Aebi Schmidt Holding AG, a Swiss Aktiengesellschaft (the “Company”), PCS Holding AG, a Swiss Aktiengesellschaft (“PCS”), Peter Spuhler (“PS” and, together with PCS, the “PCS Parties”, the PCS Parties and each Person that has executed and delivered to the Company a joinder to the Relationship Agreement in accordance with Section 3.01(c) of the Relationship Agreement, the “Shareholders”). Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Relationship Agreement.

The Joining Party hereby acknowledges and agrees that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party under the Relationship Agreement as of the date hereof and shall have all of the rights and obligations of the Shareholder from whom it has acquired the Common Stock (to the extent permitted by the Relationship Agreement) as if it had executed the Relationship Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Relationship Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: [ ], 20[ ]

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

AGREED ON THIS [ ], 20[ ]:

By:
Name:
Title:

A-1

Exhibit B

Registration Rights Agreement

[To come.]

B-1